BASIC LEASE INFORMATION
                          -----------------------
              (Industrial Service Center Lease Agreement-Net)

LANDLORD: MONY/BDP Flex I, L.L.C.
     A.   BUILDING:  Arapahoe Service Center 2
     B.   ADDRESS (for notices):
                     c/o Transwestern Commercial Services
                     600 Grant Street, Suite 630
                     Denver, CO  80203

     C.   TELEPHONE: 303 864 1795

TENANT:   CAVION TECHNOLOGIES, INC.

          A. PREMISES: The space containing approximately 14,400 square feet, as shown on EXHIBIT "B" hereto.

     B.   ADDRESS (for notices):

     Prior to occupancy:           After occupancy:
     Cavion.com                    Cavion.com
     7475 Dakin Street             6446 South Kenton Street
     Suite 607                     Unit ----
     Denver, CO 80221-6920         Englewood, CO 80111
     Attn: Mr. Marshall Aster      Attn: Mr. Marshall Aster
     Telephone: 3036578212         Telephone: 303 -------

BASE RENTAL:
-----------

                                                         TOTAL
                                    MONTHLY              ANNUAL
                                      RENT                RENT
                                    --------            --------
          Year 1:
                    Month 1          $-0-
                    Months 2-12      $15,000            $165,000
          Year 2:   Months 13-24     $15,300            $183,600
          Year 3:   Months 26-36     $15,600            $187,200
          Year 4:   Months 37-48     $15,900            $190,800
          Year 5:   Months 49-60     $16,200            $194,400
          Year 6:   Months 61-72     $16,500            $198,000
          Year 7:   Month 73         $16,500            $16,500
          Total Rent for the Lease Term                 $1,135,600

INITIAL ESTIMATED
OPERATING EXPENSE RENTAL:     $3.38 per square foot year

SECURITY DEPOSIT:   $15,600 due and payable upon execution of the Lease.

PREPAID RENTAL:     $15,000 due and payable upon execution of the Lease.

TENANT'S PRO RATA SHARE: 18.18 percent (18.18%)

COMMENCEMENT DATE: The earlier of January 1, 2000 or the date Tenant occupies the Premises, subject to modification pursuant to Paragraph 3(a) of the Lease.

LEASE TERM: A period of seventy-three (73) months from the Commencement Date; provided that if the Commencement Date is a date other than the first day of a calendar month the Lease Term shall consist of seventy-three (73) calendar months in addition to the remainder of the calendar month in which the Commencement Date occurs.

APPROXIMATE RENTABLE AREA IN THE PREMISES:   14,400 square feet of
                                             Rentable Area

APPROXIMATE RENTABLE AREA IN THE PROJECT:    79,200 square feet of
                                             Rentable Area

LANDLORD'S AGENT(S):     Transwestern Property Company Colorado, LLC

TENANT'S AGENT(S):  CRESA Partners

GUARANTORS(S):      None

PERMITTED USE:      Office/showroom use for Internet services provider,
                    which shall include but not be limited to offices, conference roams, computer rooms, lunchrooms, copy rooms and related uses.

     The foregoing Basic Lease Information shall be construed in conjunction with the references thereto contained in other provisions of the Lease and shall be limited by such other provisions. Each reference in the Lease to any of the foregoing Basic Lease Information shall be construed to incorporate each term set forth hereinabove as so limited. In the event of any conflict between any Basic Lease Information and the Lease, the terms of the Lease shall control.


                             TABLE OF CONTENTS
                             -----------------
                                                                     Page
                                                                     ----

1.   DEFINITION                                                        1

2.   LEASE GRANT                                                       2

3.   DECLARATION OF COMMENCEMENT                                       2

4.   USE                                                               3

5.   BASE RENTAL AND OPERATING EXPENSE RENTAL                          3

6.   SECURITY DEPOSIT                                                  4

7.   LANDLORD'S MAINTENANCE                                            4

8.   TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS                       5

9.   ALTERATIONS                                                       5

10.  SIGNS                                                             6

11.  UTILITIES                                                         6

12.  ENTRY BY LANDLORD                                                 6

13.  ASSIGNMENT AND SUBLETTING                                         6

14.  MECHANIC'S LIENS                                                  8

15.  PROPERTY INSURANCE                                                8

16.  LIABILITY INSURANCE                                               8

17.  FORMS OF POLICIES; INCREASE IN PREMIUMS, WAIVER OF CLAIMS         8

18.  INDEMNITY                                                         9

19.  CASUALTY DAMAGE                                                   9

20.  DAMAGES FROM CERTAIN CAUSES                                      10

21.  CONDEMNATION                                                     10

22.  HAZARDOUS SUBSTANCES                                             11

23.  AMERICANS WITH DISABILITIES ACT                                  12

24.  EVENTS OF DEFAULT/REMEDIES                                       12

25.  TENANT REMEDIES                                                  14

26.  NO WAIVER                                                        14

27.  EVENT OF BANKRUPTCY                                              15

28.  PEACEFUL ENJOYMENT                                               16

29.  PARKING                                                          16

30.  REMOVAL OF PROPERTY AT EXPIRATION OF LEASE; HOLDING OVER         16

31.  SUBORDINATION TO MORTGAGE                                        16

32.  ESTOPPEL CERTIFICATE                                             17

33.  ATTORNEY'S FEES                                                  17

34.  NOTICE                                                           17

35.  SEVERABILITY                                                     17

36.  RECORDATION                                                      17

37.  GOVERNING LAW                                                    17

38.  FORCE MAJEURE                                                    17

39.  TIME OF PERFORMANCE                                              17

40.  TRANSFERS BY LANDLORD                                            17

41.  COMMISSIONS                                                      18

42.  JOINT AND SEVERAL LIABILITY                                      18

43.  AUTHORITY                                                        18

44.  FINANCIAL CONDITION OF TENANT                                    18

45.  EFFECT OF DELIVERY OF THIS LEASE                                 18

46.  ENTIRE AGREEMENT                                                 18

47.  NO PRESUMPTION AGAINST DRAFTER                                   18

48.  LANDLORD'S LIEN                                                  18

49.  WARRANTY WAIVER                                                  19

50.  SUBSTITUTION                                                     19



     EXHIBIT "A" - Property Description
     EXHIBIT "B" - Outline and Location of Premises
     EXHIBIT "C" - Operating Expense Rental
     EXHIBIT "D" - Work Letter
     EXHIBIT "D-1" - Base Building Shell and Core Condition
     EXHIBIT "D-2" - Tenant Improvement Allowance
     EXHIBIT "D-3" - Landlord's Building Standard Materials
     EXHIBIT "E" - Rules and Regulations
     EXHIBIT "G" - Option to Renew
     EXHIBIT "H" - Letter of Credit
     EXHIBIT H-1 - Form of Demand Letter of Credit
     EXHIBIT "I" - Parking Agreement


                              LEASE AGREEMENT

     This Lease Agreement (the "Lease") is made and entered effective October 29, 1999 between MONY/BDP FLEX I, L.L.C., a Delaware limited liability corporation ("Landlord") and CAVION TECHNOLOGIES, INC., a Colorado corporation d/b/a cavion.com ("Tenant").

                           W I T N E S S E T H:

     1. DEFINITION: The following are definitions of some of the defined terms used in this Lease. The definition of other defined terms are found throughout this Lease.

          (a) "Building" shall mean the industrial building located upon the real property (the "Property") described in EXHIBIT "A" attached hereto and incorporated herein together with all appurtenances thereto,

          (b)  "Base Rental" shall mean:

                                                         TOTAL
                                    MONTHLY              ANNUAL
                                      RENT                RENT
                                    --------            --------
          Year 1:
                    Month 1          $-0-
                    Months 2-12      $15,000            $165,000
          Year 2:   Months 13-24     $15,300            $183,600
          Year 3:   Months 26-36     $15,600            $187,200
          Year 4:   Months 37-48     $15,900            $190,800
          Year 5:   Months 49-60     $16,200            $194,400
          Year 6:   Months 61-72     $16,500            $198,000
          Year 7:   Month 73         $16,500             $16,500

     For a total of not less than $1,135,500.00 during the Lease Term as adjusted pursuant to Paragraph 3 hereto. Tenant shall pay the Base Rental due for the SECOND month during the "Lease Term" (hereinafter defined) to Landlord contemporaneously with the execution hereof.

          (c) "Operating Expenses" shall mean all direct and indirect costs and expenses incurred in connection with the Project as more fully defined in EXHIBIT "C" attached hereto.

          (d) "Security Deposit" shall mean the sum of $15,600.00 unless increased at some future time pursuant to the terms herein.

          (e) "Commencement Date" shall mean the earlier of the date that Tenant actually occupies the Premises or January 1, 2000 (except as the same may be delayed pursuant to the provisions of Paragraph 3(a) hereof).

          (f) "Lease Term": A period of SEVENTY-THREE (73) months from the Commencement Date; provided that if the Commencement Date is a date other than the first day of a calendar month the Lease Term shall consist of SEVENTY-THREE (73) calendar months in addition to the remainder of the calendar month in which the Commencement Date occurs.

          (g) "Premises" shall mean the space located within the Building and outlined on EXHIBIT "B" to this Lease. The Premises are stipulated for all purposes to contain approximately 14,400 square feet of "Rentable Area" (as defined below).

          (h) "Approximate Rentable Area in the Premises" shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant. For purposes of the tease it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Promises is 14,400 square feet.

     The Approximate Rentable Area in the Project is approximately 79,200 square feet. The estimates of Rentable Area within the Premises and within the Project as set forth herein may be revised at Landlord's election if Landlord's architect determines such estimate to be inaccurate in any material degree after examination of the final drawings of the Premises and/or the Project. ALL BUILDING MEASUREMENTS SHALL BE IN ACCORDANCE WITH BOMA STANDARDS.

          (i) "Common Areas" shall mean the portions of the Project which are made available by Landlord for use by more than one tenant, including without limitation (and where applicable) driveways, parking areas and landscaping.

          (j) "Building Standard", when used herein, shall mean the type, brand, quality and/or quantity of materials Landlord designates from time to time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building and shall include, but not be limited to, the Building Standard Materials defined in the Work Letter Agreement attached hereto as EXHIBIT "D".

          (k) "Maximum Rate", when used herein, shall mean the greatest of the rates of interest from time to time permitted under applicable federal and state law. To the extent of the applicable state and federal law, the Maximum Rate shall be the highest permitted rate based upon the "indicated rate ceiling", but to the extent now or hereafter permitted by law, Landlord may from time to time implement, withdraw and reinstate any ceiling as an alternative to the indicated rate ceiling, including the right to reinstate the indicated rate ceiling.

          (l) "Prime Rate" shall mean the per annum interest rate announced by and quoted by Chase Bank (or another money center bank selected by Landlord) from time to time (whether or not charged in each instance) as its prime or base rate.

          (m) "Guarantor(s)" shall mean NONE and any other party required by Landlord to guarantee Tenant's obligations under the Lease.

          (n) "Project" means the Property, all improvements on the Property including without limitation the Building and any parking area or facilities thereon, and any adjacent land (and the improvements thereon) owned or leased by Landlord and either used for additional parking for the benefit of the Building or otherwise operated by Landlord (together with the Property) as an integrated project.

          (o) "Default Rate" means the lower of (i) the Prime Rate plus six percent (6%) or (ii) the Maximum Rate.

          (p)  "State" means the state in which the Project is located.

          (q) "Tenant's Pro Rata Share" means the fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Project, expressed as a percentage.

     2. LEASE GRANT. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises.

     3.   DECLARATION OF COMMENCEMENT.

          (a) Subject to and upon the terms and conditions set forth in this Lease, this Lease shall continue in force for the Lease Term. Notwithstanding the Commencement Date provided in Paragraph 1(e) of this Lease, Tenant's obligation for the payment of rent and the Lease Term shall not commence until Landlord has substantially completed all work to be performed by Landlord as set forth in the Work Letter Agreement attached hereto as EXHIBIT "D"; provided, however, that it Landlord shall be delayed in substantially completing said work as a result of any of the following (a "Delay"):

               (i) Tenant's failure to furnish information in accordance herewith or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within two Business Days of such request; or

              (ii) Tenant's insistence on materials, finishes or installations other than Landlord's Building Standard after having first been informed by Landlord in writing at or before the time of delivery to Tenant of final construction pricing for Tenant's approval that such materials, finishes or installations will cause a Delay; or

             (iii)  Tenant's changes in any plans and specifications; or

              (iv) The performance by a person, firm or corporation employed by Tenant in the completion of any work by said person, firm or corporation (all such work and such persons, firms or corporations being subject to the approval of Landlord); or

               (v) Any request by Tenant that Landlord delay the completion of any of Landlord's work; or

              (vi) Any breach or default by Tenant in the performance of Tenant's obligations under this Lease; or

             (vii) Any delay resulting from Tenant's having taken possession of the Premises prior to its being substantially completed, as defined below; or

            (viii) Any reasonably necessary displacement of any of Landlord's work from its place in Landlord's construction schedule resulting from any of the causes for Delay; or

              (ix) Any other delay chargeable to Tenant, its agents, employees or independent contractors;

then the commencement of the Lease Term and the payment of rent shall be accelerated by the number of days of such Delay but in no event shall such commencement be prior to the Commencement Date stipulated in Paragraph l(e) hereof. The Premises shall be deemed to be substantially completed on the date that Landlord or Landlord's architect reasonably determines that all work to be performed by Landlord pursuant to this Lease has been performed other than punch list items. The term "punch list items" as used herein shall mean any details of construction, mechanical adjustment or other MINOR matters, the noncompletion of which does not materially interfere with Tenant's use of the Premises. The abatement of rent shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Commencement Date. If for any reason Tenant takes possession of the Premises prior to substantial completion, Tenant's obligation to pay rent shall commence upon the date Tenant takes possession of the Premises and Tenant shall indemnify and hold Landlord harmless from any liability as a result of Tenant's early occupancy of the Premises. NOTWITHSTANDING THE FOREGOING PROVISION, IF TENANT'S INITIAL OCCUPANCY IS FOR A PARTIAL MONTH, TENANT SHALL BE ENTITLED TO ONE FULL MONTH OF EXCUSED RENT. Landlord's determination of the Commencement Date shall be final and binding on all parties for all purposes hereof, including, without limitation, determination of the date of commencement of the Lease Term and of Tenant's obligation to pay rent hereunder.

          (b) The taking of possession of the Premises by Tenant shall be conclusive evidence against Tenant that, except for the completion of any PUNCH LIST ITEMS AND ANY items which Landlord stipulates in writing are remaining to be done or corrected by Landlord, (i) Tenant warrants and represents to Landlord that it has conducted its own independent investigation of the Premises and the Project and that the Promises and the Project are suitable for the purpose for which the same are leased, subject to any latent defect which is not discoverable upon reasonable inspection, (ii) the Premises and the Project and each and every part and appurtenance thereof are in good and satisfactory condition, except for any latent defect which is not discoverable upon a reasonable inspection, and (iii) Tenant waives any defects in the Premises and its appurtenances and in all other parts of the Project and the appurtenances thereto, except for any latent defect which is not discoverable upon a reasonable inspection.

     4.   USE.

          (a) The Premises shall be used for the Permitted Use and for no other purpose. No retail sales may be made from the Premises (other than incidental retail sales from a showroom area). Tenant shall not use the Premises to receive, store or handle any product, material or merchandise that is explosive or highly inflammable or hazardous. Outside storage is prohibited. Tenant shall be solely responsible (at Tenant's sole cost and expense) for complying with all laws applicable to ITS use, AND occupancy of the Premises, including without limitation obtaining all required building permits and/or certificates of occupancy FOR THE PREMISES. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, light, noise or vibrations to emanate from the Premises; nor take any other action that would in Landlord's sole judgment constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any other person; nor permit the Premises to be used for any purpose or in any manner that would (1) void the insurance thereon, (2) increase the insurance risk, or (3) cause the disallowance of any sprinkler credits. Tenant shall pay to Landlord on demand any increase in the cost of any insurance on the Premises or the Building incurred by Landlord which is caused by Tenant's use of the Premises or because Tenant vacates the Premises IN VIOLATION OF THIS LEASE. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal or dangerous to life, limb or property;

          (b) Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to ITS use AND occupancy of the Premises. Tenant, at his expense, will comply with the rules and regulations of the Building adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so. ANY FURTHER REVISIONS OF THE RULES AND REGULATIONS SHALL APPLY UNIFORMLY TO ALL TENANTS IN THE BUILDING AND SHALL BE UNIFORMLY ENFORCED. A copy of the existing rules and regulations is attached hereto as EXHIBIT "E" and made a part hereof. Tenant agrees not to commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease to deliver up the Premises to Landlord in as good condition as at the Commencement Date, ordinary wear and tear excepted, AND SUBJECT TO THE PROVISIONS OF THE LEASE CONCERNING DAMAGE AND CASUALTY.

     5.   BASE RENTAL AND OPERATING EXPENSE RENTAL.

          (a) Tenant covenants and agrees to pay during the Lease Term, to Landlord, without any setoff or deduction except as otherwise expressly provided herein, the Base Rental, and all such other sums of money as shall become due hereunder as additional rent, all of which are sometimes herein collectively called "rent," In the event of nonpayment of any such rent, Landlord shall be entitled to exercise all such rights and remedies as are herein provided in the case of the nonpayment of Base Rental. Except as otherwise provided herein, the annual Base Rental for each calendar year or portion thereof during the Lease Term, together with any estimated Operating Expense Rental pursuant to EXHIBIT "C" hereof then in effect, shall be due and payable in advance in twelve (12) equal installments on the first day of each calendar month during the initial term of this Lease and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rental and Operating Expense Rental to Landlord at Landlord's address provided herein (or such other address as may be designated by Landlord in writing from time to time) monthly, in advance, and without demand. If the term of this Lease commences an a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rental and Operating Expense Rental for such month or months shall be prorated, based on the number of days in such month. The Base Rental and Operating Expense Rental for the first partial month, if any, shall be payable at the beginning of said period. All such payments shall be by a good and sufficient check (subject to collection). No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of rent due under this Lease shall be deemed to be other than a payment on account of the earliest rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other remedy provided by this Lease or applicable law. The acceptance by Landlord of an installment of rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord's right to declare a default for any other late payment. If Tenant fails to timely pay any two (2) installments of rent, Landlord at its sole option may 1) require Tenant to pay rent (as estimated by Landlord, if necessary) quarterly in advance, and, in such event, all future payments shall be made on or before the due date in cash or by cashier's check or money order, and the delivery of Tenant's collectible personal or corporate check shall no longer constitute payment thereof or, 2) Landlord may require that the Tenant deposit an additional Security Deposit equal to 3 months rent, from which Landlord, at his or her sole discretion, may satisfy any future late payments made by Tenant, and Tenant shall be required to maintain such additional Security Deposit levels throughout the remaining Security Deposit as described in subsection 2) above, then Tenant shall have 5 days to deposit such additional Security Deposit as required above. Nothing in this section shall relieve Tenant from its duties to pay Late Charges as hereinafter provided. Any acceptance of Tenant's collectible personal or corporate check thereafter by Landlord shall not be construed as a waiver of the requirement that such payments be made in cash or by cashier's check or money order. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid rent then outstanding.

          (b) To the extent allowed by law: all installments of rent not paid when due shall bear interest at the Default Rate from the date due until paid; and, in addition, all installments of rent not paid within seven (7) days of when due and payable shall incur a Late Charge equal to five percent (5%) of the outstanding balance due.

          (c) Tenant agrees to pay Operating Expense Rental (as defined in EXHIBIT "C") in accordance with such Exhibit and subsection 5(a) above.

     6. SECURITY DEPOSIT. The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rent or a measure of Tenant's liability for damages in case of default by Tenant. Landlord may, from time to time, without prejudice to any other remedy and without waiving such default, use the Security Deposit to the extent necessary to cure any default of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant WITHIN 30 DAYS AFTER THE TERMINATION OF THIS LEASE. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit. Tenant agrees to look solely to such transferee or assignee or successor thereof for the return of the Security Deposit. Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant.

     7.   LANDLORD'S MAINTENANCE.

          (a) This Lease is intended to be a PARTIAL not lease; accordingly, Landlord's maintenance obligations are limited to the replacement of the Building's roof and maintenance of the foundation and structural members of the exterior walls (collectively, the "BUILDING'S STRUCTURE"); however, Landlord shall not be responsible (i) for any such work until Tenant delivers to Landlord written notice of the need therefor or (ii) for alterations to the Building's Structure required by Law because of Tenant's use of the Premises (which alterations shall be performed by Tenant). The Building's Structure does not include PREMISES skylights, windows, glass or plate glass, doors, special store fronts or office entries, all of which shall be maintained by Tenant AS PART OF THE PREMISES. Landlord's liability for any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of performing such work(INCLUDING ANY MATERIALS AND LABOR).

          (b) FOLLOWING 10 DAYS' NOTICE AND OPPORTUNITY TO CURE, Landlord may perform Tenant's maintenance, repair and replacement obligations and any other items that are otherwise Tenant's obligations under Paragraph 8, in which event Tenant shall pay to Landlord any cost incurred by Landlord in performing such obligations, together with FIVE percent (5%) thereof to cover Landlord's overhead, within FIFTEEN (15) days after Landlord's request therefor.

          (c) IN ADDITION TO THE OBLIGATIONS SET FORTH HEREINABOVE, LANDLORD SHALL AGREE TO PERFORM ALL WORK CALLED FOR UNDER EXHIBIT C, PARAGRAPH 3, SUBSECTIONS (a) THROUGH (j)TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS.

     8.   TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS.

          (a) Tenant shall maintain all parts of the Premises (except for maintenance work which Landlord is expressly responsible for under Paragraph 7 in good condition and promptly make all necessary repairs and replacements to the Premises.

          (b) Tenant shall KEEP the parking areas, driveways, alleys and grounds surrounding the Premises in a clean and sanitary condition, consistent with the operation of a first-class office/warehouse building, including, without limitations prompt maintenance, repairs and replacements of ANY DAMAGE CAUSED BY TENANT. Tenant shall repair and pay for any damage caused by a Tenant Party (defined below) or caused by Tenant's default hereunder.

          (c) Tenant shall maintain the hot water equipment and the heating, air condition, and ventilation equipment and system APPURTENANT TO THE PREMISES (the "HVAC SYSTEM") in good repair and condition and in accordance with applicable law and with such equipment manufacturers' suggested operation/maintenance service program. Within thirty (30) days after the Commencement Date, Tenant shall enter into regularly scheduled preventive maintenance/service contracts for such equipment, each in form and substance and with a contractor reasonably acceptable to Landlord, and deliver copies thereof to Landlord. At least 14 days before the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that the hot water equipment and the HVAC System are then in good repair and working order, NORMAL WEAR AND TEAR ACCEPTED. SINCE ALL ROOFTOP HVAC UNITS SHALL BE INSTALLED NEW, LANDLORD SHALL PERMIT TENANT TO BENEFIT FROM ANY MANUFACTURER'S WARRANTIES PROVIDED FOR SUCH ITEMS.

     9.   ALTERATIONS.

          (a) Except as otherwise provided in the Work Letter Agreement attached hereto as EXHIBIT "D", all installations and improvements now or hereafter placed on or in the Premises shall be subject to the provisions of this Paragraph 9 hereof and shall be for Tenant's account and at Tenant's cost land Tenant shall pay au valorem taxes and increased insurance thereon or attributable thereto), which cost shall be payable by Tenant to Landlord upon demand as additional rent. Such additional rent shall not be construed as including taxes assessed against improvements in the Premises which are subject to personal property taxes. Such personal property taxes shall remain the sole responsibility of the Tenant.

          (b) Tenant shall not make any alterations, additions or improvements to the Premises without the prior written consent of Landlord. Landlord shall not be required to notify Tenant of whether it consents to any alteration, addition or improvements until it (1) has received plans and specifications therefor which are sufficiently detailed to allow construction of the work depicted thereon to be performed in a good and workmanlike manner, and (2) has had a reasonable opportunity to review them. If the alteration, addition or improvement will affect the Building's Structure, HVAC System, or mechanical, electrical, or plumbing systems, then the plans and specifications therefor must be prepared by a licensed engineer reasonably acceptable to Landlord. Landlord's approval of any plans and specifications shall not be a representation that the plans or the work depicted thereon will comply with law or be adequate for any purpose, but shall merely be Landlord's consent to performance of the work. Upon completion of any alteration, addition, or improvement, Tenant shall deliver to Landlord accurate, reproducible as-built plans therefor. Tenant may erect shelves, bins, machinery and trade fixtures provided that such items (i) do not alter the basic character of the Premises or the Building; (ii) do not overload or damage the same; and (ii) may be removed without damage to the Premises. Unless Landlord specifies in writing otherwise, all alterations, additions, and improvements shall be Landlord's property when installed in the Premises. All work performed by a Tenant Party in the Premises (including that relating to the installations, repair, replacement, or removal of any item) shall be performed in accordance with applicable law and with Landlord's specifications and requirements, in a good and workmanlike manner, and so as not to damage or alter the Building's Structure or the Premises.

          (c) At least five (5) days prior to the commencement of any work permitted to be done by persons requested Tenant on the Premises, the Tenant shall notify Landlord of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of statutes such as Section 38-22-105(2) of the Colorado Revised Statues (1973). During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by section 38-22-105(2) C.R.S. (1973) or to take further action which Landlord may deem to be proper for the protection of Landlord's interest in the Premises.

     10. SIGNS. OTHER THAN BUILDING STANDARD SIGNAGE, Tenant shall not place, install or attach any signage, decorations, advertising media, blinds, draperies, window treatments, bars, or security installations to the Premises or the Building without Landlord's prior written approval. Tenant shall repair, paint, and/or replace any portion of the Premises or the Building damaged or altered as a result of its signage when it is removed (including, without limitation, any discoloration of the Building). Tenant shall not (a) make any changes to the exterior of the Premises or the Building, (b) install any exterior lights, decorations, balloons, flags, pennants, banners or paintings, or (c) erect or install any signs, windows or door lettering, decals, window or storefront stickers, placards, decorations or advertising media of any type that is visible from the exterior of the Premises without Landlord's prior written consent. Landlord shall not be required to notify Tenant of whether it consents to any sign until it (i) has received detailed, to-scale drawings thereof specifying design, material composition, color scheme, and method of installation, and (ii) has had a reasonable opportunity to review them.

     11. UTILITIES. Tenant shall obtain and pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, surcharges, maintenance charges, and the like pertaining to the Tenant's use of the Premises. Landlord may, at Tenant's expense, separately meter and bill Tenant directly for its use of any such utility service, in which case, the amount separately billed to Tenant for Building-standard utility service shall not be duplicated in Tenant's obligation to pay Operating Expense Rental. Landlord shall not be liable for any interruption or failure of utility service to the Premises. All amounts due from Tenant under this Paragraph 11 shall be payable within ten (10) days after Landlord's request therefor.

     12. ENTRY BY LANDLORD. Landlord and Landlord's agents and representatives may enter the Premises during business hours to inspect the Premises; to make such repairs as may be required or permitted under this Lease SO LONG AS SUCH REPAIR DOES NOT UNREASONABLY INTERFERE WITH TENANT'S OPERATION; to perform any unperformed obligations of Tenant hereunder FOLLOWING 10 DAYS' NOTICE AND OPPORTUNITY TO CURE; and to show the Premises to prospective purchasers, mortgagees, ground lessors, and (during the last twelve (12) months of the Term) tenants, PROVIDED THAT TENANT HAS NOT EXERCISED IT RENEWAL OPTION SET FORTH HEREUNDER. During the last twelve (12) months of the Term (OR RENEWAL TERM, IF APPLICABLE), Landlord may erect a sign on the Premises indicating that the Premises are available. Tenant shall notify Landlord in writing of its intention to vacate the Promises at least sixty (60) days before Tenant will vacate the Premises; such notice shall specify the date on which Tenant intends to vacate the Premises (the "VACATION DATE"). At least thirty (30) days before the Vacation Date, Tenant shall arrange to meet with Landlord for a joint inspection of the Premises. After such inspection, Landlord shall prepare a list of items that LANDLORD AND Tenant AGREE THAT TENANT must perform before the Vacation Date. If Tenant fails to arrange for such inspection, then Landlord may conduct such inspection and Landlord's determination of the work Tenant is required to perform before the Vacation Date shall be conclusive. If Tenant fails to perform such work before the Vacation Date, then Landlord may perform) such work at Tenant's cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord's request therefor.

     13.  ASSIGNMENT AND SUBLETTING.

          (a) Tenant shall not assign, sublease, transfer or encumber this Lease or any interest therein or grant any license, concession, or other right of occupancy of the Premises or any portion thereof or otherwise permit the use of the Premises or any portion thereof by any party other than Tenant (any of which events is hereinafter called an "assignment") without the prior written consent of, Landlord, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED. Any such attempted assignment in violation of the terms and covenants of this Paragraph shall, exercisable in Landlord's sale and absolute discretion, be voidable. NOTWITHSTANDING THE FOREGOING, TENANT MAY ASSIGN OR SUBLET TO A PARENT, SUBSIDIARY, OR AFFILIATE, OR A SUCCESSOR IN THE EVENT OF A MERGER OR SALE OF ALL OR SUBSTANTIALLY ALL OF THE TENANT'S ASSETS, UPON WHICH EVENT LANDLORD'S CONSENT (PROVIDED THAT SUCH PARTY IS, IN LANDLORD'S SOLE OPINION), FINANCIALLY ACCEPTABLE), SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED. Consent by Landlord to one or more assignments shall not operate as a waiver of Landlord's rights as to any subsequent assignments. In addition, Tenant shall not, without Landlord's consent, publicly offer to assign the Lease nor advertise the Lease for assignment in any media, including but not limited to newspapers, periodicals, radio, television, circulars or brochures. In the event Tenant or any agent, representative or broker acting on behalf of Tenant or with Tenant's knowledge violates the provisions of the foregoing sentence, in addition to all of the remedies which Landlord may have at law, in equity, or pursuant to the terms of this Lease, Landlord shall be entitled to seek injunctive relief preventing such action and Tenant shall be responsible for all costs incurred by Landlord in connection with seeking such injunctive relief.

          (b) If Tenant requests Landlord's consent to an assignment or sublease, Tenant shall submit to Landlord, in writing, the name of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant, the term, use, rental rate and all other material terms and conditions of the proposed assignment or sublease including, without limitation, evidence satisfactory to Landlord that the proposed assignee or subtenant is financially responsible. Landlord shall within TEN (10) days after Landlord's receipt of such written request and information either (i) consent to or refuse to consent to such assignment or sublease in writing but no such consent to an assignment or sublease shall relieve Tenant or any guarantor of Tenant's obligations under this Lease of any liability hereunder) (ii) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed assignment or proposed sublease would have come into effect. IF LANDLORD ELECTS TO TERMINATE THIS LEASE, THEN TENANT SHALL HAVE THE RIGHT TO WITHDRAW ITS REQUEST AND THE LEASE SHALL REMAIN IN FULL FORCE AND EFFECT. If Landlord should fail to notify Tenant in writing of its decision within such thirty (30) day period after the later of the date Landlord is notified in writing of the proposed assignment or sublease or the date Landlord has received all required information concerning the proposed assignee or subtenant and the proposed assignment or sublease, Landlord shall be deemed to have refused to consent to such assignment or sublease, and to have elected to keep this Lease in full force and effect. In the event Landlord consents to any such assignment, the assignment or sublease shall be on a form approved by Landlord, and Tenant shall bear all costs and expenses incurred by Landlord in connection with the review and approval of such documentation WHICH SHALL NOT EXCEED $2,000 FOR EACH REVIEW. In no event shall the proposed assignee or subtenant be an existing occupant of any space in the Building or an affiliate of such occupant.

          (c) All cash or other proceeds of any assignment of Tenant's interest in this Lease and/or the Premises, whether consented to by Landlord or not, shall be paid to Landlord notwithstanding the fact that such proceeds exceed the rentals called for hereunder, unless Landlord agrees to the contrary in writing, and Tenant hereby assigns all rights it might have or ever acquire in any such proceeds to Landlord. IF THERE IS AN APPROVED ASSIGNMENT ARISING OUT OF A SALE OF THE TENANT BUSINESS ENTITY, THE PURCHASE PRICE OF THE BUSINESS ENTITY SHALL NOT BE PAYABLE TO LANDLORD. IN THE CASE OF AN APPROVED SUBLEASE, In addition to the rent hereunder, Tenant hereby covenants and agrees to pay to Landlord all rent and other consideration which it receives which is in excess of the rent payable hereunder within ten (10) days following receipt thereof by Tenant. This covenant and assignment shall benefit Landlord and its successors in ownership of the Building and shall bind Tenant and Tenant's heirs, executors, administrators, personal representatives, successors and assigns. in addition to any other rights and remedies which Landlord may have hereunder, at law or in equity, in the event Tenant has failed to pay any rent due hereunder on or before five (5) days following the date on which it is due, Landlord shall have the right to contact any assignee and require that from that time forward all payments made pursuant to the assignment shall be made directly to the Landlord. Any assignee of Tenant's interest in this Lease (all such assignees being hereinafter referred to as "Successors"), by occupying the Premises and/or assuming Tenant's obligations hereunder, shall be deemed to have assumed liability to Landlord for all amounts paid to persons other than Landlord by such Successors in consideration of any such assignment in violation of the provisions hereof.

          (d) SUBJECT TO SECTION 13(a), If Tenant is a corporation and if at any time during the Lease Term the person or persons who own the voting shares at the time of the execution of this Lease cease for any reason, including but not limited to merger, consolidation or other reorganization involving another corporation, to own a majority of such shares or if Tenant is a partnership and if at any time during the Lease Term the general partner or partners who own the general partnership interests in the partnership at the time of the execution of this Lease, cease for any reason to own a majority of such interests (except as the result of transfers by gift, bequest or inheritance to or for the benefit of members of the immediate family of such original shareholders) or partner(s)), such an event shall be deemed to be an assignment. The preceding sentence shall not apply whenever Tenant is a corporation the outstanding stock of which is listed on a recognized security exchange, or if at least eighty per cent (80) of its voting stock is owned by another corporation, the voting stock of which is so listed.

          (e) Tenant shall, despite any permitted assignment or sublease, remain directly and primarily liable for the performance of all of the covenants, duties, and obligations of Tenant hereunder and Landlord shall be permitted to enforce the provisions of this Lease against Tenant or any assignee or sublessee without demand upon or proceeding in any way against any other person. Moreover, in the event that the rental due and payable by a sublessee (or a combination of the rental payable under such sublease, plus any bonus or other consideration) thereof incident thereto) exceeds the rent payable under this Lease, or if with respect to a permitted assignment, permitted license, or other transfer by Tenant permitted by Landlord, the total consideration payable to Tenant by the assignee, licensee or other transferee exceeds the rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord all such excess rental and other excess consideration within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee or other transferee, as the case may be.

     14. MECHANIC'S LIENS. Tenant will not permit any mechanic's liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the finishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic's or other liens against the Premises, the Building, or the Property. In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, attorneys fees, shall be paid by Tenant to Landlord promptly on demand as additional rent. In the event Landlord does consent to the performance of any labor or the furnishing of any materials to the Promises, the Building, or the Property by any party, which consent must be in writing, Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may require, including, but not limited to, Builder's Risk and Worker's Compensation insurance. TENANT SHALL WITHIN TEN (10) DAYS OF RECEIVING SUCH NOTICE OF LIEN OR CLAIM (A) HAVE SUCH LIEN OR CLAIM RELEASED OR (B) DELIVER TO LANDLORD A BOND IN FORM, CONTENT, AMOUNT AND ISSUED BY A SURETY SATISFACTORY TO LANDLORD, INDEMNIFYING, PROTECTING, DEFENDING AND HOLDING HARMLESS THE INDEMNITIES AGAINST ALL COSTS AND LIABILITIES RESULTING FROM SUCH LIEN OR CLAIM AND THE FORECLOSURE OR ATTEMPTED FORECLOSURE THEREOF.

     15.  PROPERTY INSURANCE.

          (a) Landlord shall maintain fire and extended coverage insurance on the Building FOR ITS REPLACEMENT, WITH NO CO-INSURANCE. The cost of such insurance shall be included as a part of Operating Expenses and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

          (b) Tenant shall maintain at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements, located in the Premises and in such additional amounts as are required to meet Tenant's obligations pursuant to Paragraph 19 hereof and with deductibles in an amount reasonably satisfactory to Landlord. Tenant shall furnish evidence satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation an the part of each insurer to notify Landlord at least sixty J60) days prior to the modification, cancellation or expiration of such insurance policies, In the event Tenant shall not have delivered to Landlord a policy or certificate evidencing such insurance at least sixty (60) days prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord's interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant's default hereunder). The cost to Landlord of obtaining such policies, plus an administrative fee in the amount of ten percent (10%) of the cost of such policies shall be paid by Tenant to Landlord as additional rent upon demand.

     16.  LIABILITY INSURANCE.

          Tenant and Landlord shall each maintain during The term of this Lease a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owned automobile liability) with respect to the respective activities of each in the Building and on the Property, with the premiums thereon fully paid on or before the due date, issued by and binding upon an insurance company or companies REASONABLY approved by Landlord. Such insurance shall afford minimum protection of net less than $1,000,000.00 per occurrence per person coverage for bodily injury, property damage, personal injury, or combination thereof. The term "personal injury" herein used means false arrest, detention or imprisonment, malicious prosecution, wrongful entry, libel and slander. If only a combined single limit coverage is available, it shall be for at least $1,000,000.00 per occurrence with an umbrella policy of at least $3,000,000.00 combined single limit per occurrence. Tenant's insurance policy shall name Landlord as an additional insured and shall include coverage for the contractual liability of Tenant to indemnify Landlord pursuant to Paragraph 18 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord. Tenant shall furnish certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation of a material change of any such insurance. All such insurance policies shall be in form and issued by companies reasonably satisfactory to Landlord. The insurance carried by Tenant pursuant to this subparagraph shall be at Tenant's sole cost and expense; and the insurance carried by Landlord pursuant to this subparagraph shall be included in Operating Expenses.

     17.  FORMS OF POLICIES; INCREASE IN PREMIUMS; WAIVER OF CLAIMS.

          (a) The insurance requirements set forth in Paragraphs 15 and 16 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party's liability under this Lease. In addition to the requirements set forth in Paragraphs 15 and 16, the insurance required of Tenant under this Lease must be issued by an insurance company, qualified to do business in the State of Colorado and with a rating of no less than A-VIII in the current Best's Insurance Guide, or A- in the current Standard & Poor Insurance Solvency Review, or that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the State; be primary insurance for all claims under it and provide that any insurance carried by Landlord and Landlord's lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and provide that insurance may not be canceled, nonrenewed or the subject of material change in coverage or available limits of coverage, except upon thirty (30) days' prior written notice to Landlord and Landlord's lenders. Tenant will deliver either a duplicate original or a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant's obligations under this Lease, together with evidence satisfactory to Landlord of the payment of the premiums therefor, to Landlord on or before the date Tenant first occupies any portion of the Premises, at least thirty (30) days before the expiration date of any policy and upon the renewal of any policy. Landlord must give its prior written approval to all deductibles and self-insured retentions under Tenant's policies. Tenant may comply with its insurance coverage requirements through a blanket policy, provided Tenant, at Tenant's sole expense, procures a "per location" endorsement, or equivalent reasonably acceptable to Landlord, so that the general aggregate and other limits apply separately and specifically to the Premises.

          (b) If Tenant's business operations, conduct or use of the Premises or any other part of the Project causes an increase in the premium for any insurance policy carried by Landlord, Tenant will, within ten (10) days after receipt of notice from Landlord, reimburse Landlord for the entire increase.

          (c) Notwithstanding anything herein to the contrary, each of Landlord and Tenant hereby waives all claims and causes of action (including claims of subrogation on behalf of its insurer) against the other and the other's agents, officers and employees to the extent that the loss or damage to any property, or bodily injury or personal injury, to which such claim or cause of action relates is covered by insurance carried or required to be carried by such waiving party. The parties expressly acknowledge and agree that such waiver extends to claims of negligence by such other party, its agents, officers and employees (and with respect to Landlord, the Project manager).

     18. INDEMNITY. TO THE EXTENT NOT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, Neither Landlord nor any of its officers, directors, employees, or agents shall be liable to Tenant, or to Tenant's agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, its agents, servants, employees, customers, invitees, licensees or any other person entering the Building or upon the Project under the invitation of Tenant or arising out of the use of the Project, Building or Promises by Tenant (each, a "TENANT PARTY") and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder. TO THE EXTENT NOT EXPRESSLY PROHIBITED BY LAW, LANDLORD AND TENANT EACH IN EITHER CASE, THE "INDEMNITOR") AGREE TO HOLD HARMLESS AND INDEMNIFY THE OTHER AND THE OTHER'S AGENTS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, BENEFICIARIES AND EMPLOYEES (COLLECTIVELY, THE "INDEMNITEES") FROM ANY LOSSES, DAMAGES, JUDGMENTS, CLAIMS, EXPENSES, COSTS AND LIABILITIES IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST THE INDEMNITEES, INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES. FOR DEATH OR INJURY TO THIRD PARTIES OTHER THAN INDEMNITEES THAT MAY ARISE FROM WILLFUL MISCONDUCT OF INDEMNITOR OR ANY OF INDEMNITOR'S AGENTS, PARTNERS OR EMPLOYEES. SUCH THIRD PARTIES SHALL NOT BE DEEMED THIRD PARTY BENEFICIARIES OF THIS AGREEMENT. IN CASE ANY ACTION, SUIT OR PROCEEDING IS BROUGHT AGAINST ANY OF THE INDEMNITEES BY REASON OF ANY SUCH ACT OF INDEMNITOR OR ANY OF INDEMNITOR'S AGENTS OR EMPLOYEES, THEN INDEMNITOR WILL, AT INDEMNITOR'S EXPENSE AND AT THE OPTION OF SAID INDEMNITEES, BY COUNSEL REASONABLY APPROVED BY SAID INDEMNITEES, RESIST AND DEFEND SUCH ACTION, SUIT OR PROCEEDING. SUCH INDEMNITY FOR THE BENEFIT OF INDEMNITEES SHALL BE ENFORCEABLE EVEN IF INDEMNITEES, OR ANY ONE OR MORE OF THEM HAVE OR HAS CAUSED OR PARTICIPATED IN CAUSING SUCH LIABILITY AND CLAIMS BY THEIR JOINT OR CONCURRENT ACTS, NEGLIGENT OR INTENTIONAL, OR OTHERWISE. Notwithstanding the terms of this Lease to the contrary, the terms of this paragraph shall survive the expiration or earlier termination of this Lease.

     19.  CASUALTY DAMAGE.

          (a) If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord's sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than one (1) year of the Lease Term remaining or in the event any mortgagee of Landlord's should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease EFFECTIVE THE DATE OF THE DAMAGE BY CASUALTY, by notifying Tenant in writing of such termination within THIRTY (30) days after the date of such casualty. If Landlord does not thus elect to terminate this Lease, and the Lease is not terminated pursuant to subparagraph (c) below, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises to Building Standard condition (except that Landlord shall not be responsible for delays not within the control of Landlord). Notwithstanding the foregoing, Landlord's obligation to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all improvements, including trade fixtures and equipment, which are necessary to permit Tenant's re-occupancy of the Premises TO THE EXTENT OF INSURANCE PROCEEDS ACTUALLY RECEIVED BY TENANT. Except as set forth above, all cost and expense of reconstructing the Premises shall be paid by Tenant, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant's ability to pay such costs prior to Landlord's commencement of repair and restoration of the Premises.

          (b) Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Building is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any Tenant Party, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

          (c) Notwithstanding anything in the Paragraph 19 to the contrary, if all or any portion of the Premises shall be made untenantable by a fire or other casualty, Landlord shall with reasonable promptness, cause an architect or general contractor selected by Landlord to estimate the amount of time required to substantially complete repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (the "Completion Estimate"). If the Completion Estimate indicates that the Premises cannot be made tenantable within twelve (12) months from the date the repair and restoration is started, either party shall have the right to terminate this Lease by giving written notice to the other of such election within ten (10) days after its receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease in the event that the fire or casualty in question was caused by the negligence or intentional misconduct of Tenant or any Tenant Party or if Tenant is then in default of this Lease. If the Completion Estimate indicates that the Premises can be made tenantable with twelve (12) months from the date the repair and restoration is started and Landlord has not otherwise exercised its right to terminate the Lease pursuant to the terms hereof, or if the Completion Estimate indicates that the Premises cannot be made tenantable with twelve (12) months but neither party terminates this Lease pursuant to this Paragraph 19, Landlord shall proceed with reasonable promptness to repair and restore the Premises.

          (d) If pursuant to subparagraph (c) Tenant was entitled to but elected not to exercise its right to terminate the Lease and Landlord does not substantially complete the repair and restoration of the Premises within two (21) months after the expiration of the estimated period of time set forth in the Completion Estimate, which period shall be extended to the extent of any Reconstruction Delays, then provided Tenant is not then in default hereunder) Tenant may terminate this Lease by written notice to Landlord within fifteen
     (15) days after the expiration of such period, as the same nay be extended (but in all events prior to substantial completion of such repair and restoration). For purposes of this Lease, the term "Reconstruction Delays" shall mean: (i) any delays caused by the insurance adjustment process; (ii) any delays caused by Tenant, and
     (iii) any delays caused by events of Force Majeure.

     20. DAMAGES FROM CERTAIN CAUSES. SO LONG AS LANDLORD MAINTAINS THE INSURANCE COVERAGES REQUIRED UNDER THIS LEASE, Landlord shall not be liable to Tenant for any injury to person or damage to property sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Project caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises, nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.

     21. CONDEMNATION. If more than 50 of the Premises is taken for any public or quasi-public use by right of eminent domain or private purchase in lieu thereof (a "TAKING"), and the Taking prevents or materially interferes with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, either party may terminate this Lease by delivering to the other written notice thereof within thirty (30) days after the Taking, in which case rent shall be abated during the unexpired portion of the Term, effective on the date of such Taking. It
(a) less than 50 of the Premises are subject to a Taking or (b) more than 500a of the Premises are subject to a Taking, but the Taking does not prevent or materially interfere with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, then neither party may terminate this Lease, but the rent payable during the unexpired portion of the Term shall be reduced to such extent as may be fair and reasonable under the circumstances. All compensation awarded for any Taking shall be the property of Landlord and Tenant assigns any interest it may have in any such award to Landlord; however, Landlord shall have no interest in any award made to Tenant for loss of business or goodwill or for the taking of Tenant's trade fixtures, if a separate award for such items is made to Tenant.

     22. HAZARDOUS SUBSTANCES. Tenant hereby represents and warrants to Landlord the following:

          (a) No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended ("CERCLA") (collectively, "Environmental Pollutants") other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Project, and no activity shall be taken on the Project, by Tenant or any Tenant Party that would cause or contribute to (i) the Project or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Premised within the ambit of the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. 5901 et. seq., or any similar state law or local ordinance,
     iii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Project or any part thereof within the meaning of, or otherwise result in liability in connection with the Premises within the ambit of CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. seq. or any similar state law or local ordinance.

          (b) TENANT AGREES TO INDEMNIFY AND HOLD INDEMNITEES (AS DEFINED IN PARAGRAPH 17 HEREIN) HARMLESS FROM AND AGAINST AND TO REIMBURSE INDEMNITEES WITH RESPECT TO, ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSS, DAMAGE, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, FIXED OR CONTINGENT, ASSERTED AGAINST OR INCURRED BY LANDLORD AT ANY TIME AND FROM TIME TO TIME BY REASON OF OR ARISING OUT OF THE BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN PARAGRAPH 22.(A) ABOVE.

          (c) Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants of which Tenant has knowledge whether or not the release is in quantities that would require under law the reporting of such release to a governmental or regulatory agency.

          (d) Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants whether or not the release is in quantities that would require under law the reporting of such release to a governmental or regulatory agency.

          (e) Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:

          Any written notice of release of hazardous wastes or substances, pollutants or contaminants on the Project that is provided by Tenant or any subtenant or other occupant of the Premises to a governmental or regulatory agency:

          Any notice of a violation, or a potential or alleged violation, of any Environmental Law that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

          Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Project;

          Any claim that is instituted or threatened by any third party against Tenant or any subtenant or other occupant of the premises and that relates to any release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the premises; and

          Any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.

     Failure to comply with this section shall constitute a material default under the Lease. Notwithstanding the terms of this Lease to the contrary, the terms of this paragraph shall survive the expiration or earlier termination of this Lease.

     23. AMERICANS WITH DISABILITIES ACT. Tenant agrees to comply with all requirements of this Americans with Disabilities Act (Public Law (July 26, 1990) applicable to the Premises and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are enacted or amended. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under of such acts by virtue of Tenant's operations and/or occupancy, including the alleged negligence of the Landlord. Tenant acknowledges that it will be wholly responsible for any provision of the Lease which could arguably be construed as authorizing a violation of either Act. Any such provision shall be interpreted in a manner which permits compliance with Such Act and is hereby amended to permit such compliance. LANDLORD AGREES TO COMPLY WITH ALL REQUIREMENTS OF THE AMERICANS WITH DISABILITIES ACT (PUBLIC LAW (JULY 26, 1990) APPLICABLE TO THE PROJECT AND SUCH OTHER CURRENT ACTS OR OTHER SUBSEQUENT ACTS, (WHETHER FEDERAL OR STATE) ADDRESSING LIKE ISSUES AS ARE ENACTED OR AMENDED

     24.  EVENTS OF DEFAULT/REMEDIES.

          (a) The following events shall be deemed to be events of default under this Lease:

               (i) Tenant shall fail to pay when due any Base Rental, Operating Expense Rental or other rent payable by Tenant to Landlord under this Lease (hereinafter sometimes referred to as a "Monetary Default"). NOTWITHSTANDING THE FOREGOING, LANDLORD SHALL PROVIDE TENANT WITH FIVE (5) DAYS' WRITTEN NOTICE OF SUCH DEFAULT (A "MONETARY DEFAULT NOTICE") BEFORE LANDLORD EXERCISES ITS REMEDIES FOR DEFAULT HEREUNDER; PROVIDED, HOWEVER, THAT LANDLORD SHALL NOT BE REQUIRED TO GIVE A MONETARY DEFAULT NOTICE MORE THAT ONE (1) TIME WITH RESPECT TO ANY PARTICULAR MONETARY DEFAULT NOR MORE THAT TWO (2) TIMES IN THE AGGREGATE DURING THE TERM OF THIS LEASE WITH RESPECT TO ANY MONETARY DEFAULT.

              (ii) Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within ten (10) days after delivery to Tenant of notice of the occurrence of such failure. HOWEVER, THE CURE PERIOD SHALL BE EXTENDED TO TWENTY (20) DAYS IF SUCH CURE IS NOT REASONABLY POSSIBLE WITHIN THE PRESCRIBED 10 DAY PERIOD AND TENANT DILIGENTLY AND CONTINUOUSLY WORKS TO CURE THE DEFAULT.

             (iii) Tenant or any Guarantor shall become insolvent, or shall make a transfer in fraud of creditors, or shall commit an act of bankruptcy or shall make an assignment for the benefit of creditors, or Tenant or any Guarantor she] admit in writing its inability to pay its debts as they become due.

              (iv) Tenant or any Guarantor shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

               (v) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Guarantor or of the Premises or of any of Tenant's property located thereon in any proceeding brought by Tenant or any Guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any Guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment.

              (vi) The leasehold estate hereunder shall be taken an execution or other process of law in any action against Tenant.

             (vii) IF FOLLOWING OCCUPANCY, Tenant shall abandon or vacate any substantial portion of the Premises without the prior written permission of Landlord AND WITHOUT THE TIMELY PAYMENT OF ALL SUMS DUE UNDER THIS LEASE. If Tenant or any other person acting on Tenant's behalf has removed, is removing or has made preparations to remove (other than in the normal course of business) goods, equipment, fixtures or other property from the Premises in amounts substantial enough to indicate a probable intent to abandon or vacate the Premises without the prior written permission of Landlord, Tenant's abandonment of the Premises shall be deemed conclusively established for all purposes.

            (viii) Tenant shall fail to take possession of and occupy the Premises within thirty (30) days following the Commencement Date or thereafter shall fail to conduct continuously its operations in the Premises for the Permitted Use as set forth in Paragraph 4 hereof.

              (ix) The liquidation, termination, dissolution, forfeiture of right to do business or death of Tenant or any Guarantor.

          (b) Upon the occurrence of any event or events of default under this Lease, whether enumerated in this Paragraph or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand for possession whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of rent or other obligations due and waives any and all other notices or demand requirements imposed by applicable law):

               (i) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises upon termination of the Lease hereunder, Landlord may without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises, or any part thereof, by force, if necessary, without being liable for prosecution or any claim of damages therefor, and Tenant hereby agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, specifically including but not limited to all Costs of Reletting (hereinafter defined) and any deficiency that may arise by reason of any Reletting. If such termination is caused by the failure to pay rent and/or the abandonment of any substantial portion of the Premises, Landlord may elect, by sending written notice thereof to Tenant, to receive liquidated damages in an amount equal to the sum of the Base Rental, Operating Expense Rental and other rent payable hereunder for the month during which the Lease is terminated times the lesser of (A) twelve (12) or (B) the number of months remaining in the Lease Term as of the date of such failure to pay rent and/or abandonment of any substantial portion of the Premises. Such liquidated damages shall be in lieu of the payment of loss and damage Landlord may suffer by reason of such termination as provided in the preceding sentence but shall not be in lieu of or reduce in any way any amount (including accrued rent) or damages due to breach of covenant (whether or not liquidated) payable by Tenant to Landlord which is accrued and outstanding at the time of the termination of the Lease.

              (ii) Enter upon and take possession of the Premises and expel or remove Tenant or any other person who may be occupying said Premises, or any part thereof, by force, if necessary, without having any civil or criminal liability therefor and without terminating this Lease. Landlord may (but shall be under no obligation to) relet the Premises or any part thereof for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant for such term or terms which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term and on such conditions (which may include concessions or free rent) and for such uses as Landlord in its absolute discretion may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Tenant agrees to pay Landlord on demand all Costs of Reletting and any deficiency that may arise by reason of such reletting. Landlord shall not be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon any such reletting. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such termination is given to Tenant. If Landlord elects to terminate Tenant's right to possession of the Premises without terminating this Lease, Tenant shall continue to be liable for all rent and Landlord shall use reasonable efforts to relet the Premises or any part thereof to a substitute tenant or tenants for a period of time equal to or lesser or greater than the remainder of the Term on whatever terms and conditions Landlord, in Landlord's good faith discretion, deems advisable. For purposes hereof, Landlord shall be deemed to have used "reasonable efforts" to relet if Landlord places its customary "For Lease" sign upon the Premises and places the Premises for lease with a reputable broker. In no event shall Landlord be obligated to lease the Premises in priority to other space within the Project.

             (iii) Enter upon the Premises by force if necessary without having any civil or criminal liability therefor, and do whatever Tenant is obligated to do under the terms of this Lease and Tenant agrees to reimburse Landlord on demand for any expense which Landlord may incur in thus affecting compliance with Tenant's obligations under this Lease together with interest at the Default Rate and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

              (iv) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of
          (i) all rent accrued hereunder through the date of termination,
          (ii) all Costs of Reletting, and (iii) an amount equal to (A) the total rent that Tenant would have been required to pay for the remainder of the Lease Term discounted to present value minus (B) the then present fair rental value of the Premises for such period, similarly discounted. In order to regain possession of the Premises and to deny Tenant access thereto, Landlord or its agent may, at the expense and liability of the Tenant, alter or change any or all locks or other security devices controlling access to the Premises without posting or giving notice of any kind to Tenant. Landlord shall have no obligation to provide Tenant a key or grant Tenant access to the Premises so long as Tenant is in default under this Lease. Tenant shall not be entitled to recover possession of the Premises, terminate this Lease or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys' fees, by reason of Landlord's alteration or change of any luck or other security device and the resulting exclusion from the Premises of the Tenant or Tenant's agents, servants, employees, customers, licensees, invitees or any other persons from the Premises. Landlord may, without notice, remove and either dispose of or store, at Tenant's expense, any property belonging to Tenant that remains in the Premises after Landlord has regained possession thereof.

          (c) For purposes of this Lease, the term "Costs of Reletting" shall mean all costs and expenses incurred by Landlord in connection with the reletting of the Premises, including without limitation the cost of cleaning, renovation, repairs, decoration and alteration of the Premises for a new tenant or tenants, advertisement, marketing, brokerage and legal fees, the cost of protecting or caring for the Premises while vacant, the cost of removing and storing any property located on the Premises, any increase in insurance premiums caused by the vacancy of the Premises and any other out-of-pocket expenses incurred by Landlord including tenant inducements such as the cost of moving the new tenant or tenants and the cost of assuming any portion of the existing lease(s) of the new tenant(s).

          (d) Except as otherwise herein provided, no repossession or re-entering on the Premises or any part thereof pursuant to subparagraph
     (b) hereof or otherwise shall relieve Tenant or any Guarantor of its liabilities and obligations hereunder, all of which shall survive such repossession or re-entering. Notwithstanding any such repossession or re-entering on the Premises or any part thereof by reason of the occurrence of an event of default, Tenant will pay to Landlord the Base Rental, Operating Expense Rental and other rent or other sum required to be paid by Tenant pursuant to this Lease.

          (e) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

          (f) This Paragraph 24 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion. To the extent permitted by applicable law, Tenant waives any statutory rights which conflict with this Paragraph 24. To the extent any provision of applicable law requires some action by Landlord to evidence or effect the termination of this Lease or to evidence the termination of Tenant's right of occupancy, Tenant and Landlord hereby agree that written notice by Landlord to any of Tenant's agents, servants or employees, which specifically sets forth Landlord's intention to terminate, shall be sufficient to evidence and effect the termination herein provided for.

     25. TENANT REMEDIES. Except to the extent specifically provided herein, Tenant shall not have the right to an abatement of rent or to terminate this Lease as a result of Landlord's default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement in connection herewith, whether in this Lease or elsewhere and Tenant hereby waives such remedies of abatement of rent and termination. Tenant hereby agrees that Tenant's remedies for default hereunder or in any way arising in connection with this Lease including any breach of any promise or inducement or warranty, express or implied, shall be limited to suit for direct and proximate damages AND INJUNCTIVE RELIEF provided that Tenant has given the notices as hereinafter required. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Building and the Property and Tenant agrees to look solely to Landlord's interest in the Building and the Property for the recovery of any judgment against the Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. Tenant hereby covenants that, prior to the filing of any suit for direct and proximate damages, it shall give Landlord and all mortgagees whom Tenant has been notified hold mortgages or deed of trust liens on the Property, Building or Premises ("Landlord's mortgagees") notice and reasonable time to cure any alleged default by Landlord.

     Notwithstanding the foregoing, Tenant shall bring such suit within six months of the Landlord's default hereunder, unless agreed by the parties hereto to extend such time in writing. Tenant's failure to assert such rights within six months shall be construed as a waiver of Tenant's remedies herein.

     26. NO WAIVER. Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall. It constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance of surrender of the Premises.

     27. EVENT OF BANKRUPTCY. In addition to, and in no way limiting the other remedies set forth herein Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then:

          (a) "Adequate protection" of Landlord's interest in the Premises pursuant to the provisions of Section 361 and 363 (or their successor sections) of the Bankruptcy Code, 11 U.S.C. Paragraph 101, et seq. (such Bankruptcy Code as amended from time to time being herein referred to as the "Bankruptcy Code"), prior to assumption and/or assignment of the Lease by Tenant shall include, but not be limited to all (or any part) of the following:

               (i) the continued payment by Tenant of the Base Rental, Operating Expense Rental and all other rent due and owing hereunder and the performance of all other covenants and obligations hereunder by Tenant;

              (ii) the hiring of security guards to protect the Premises if Tenant abandons and/or ceases operations; such obligation of Tenant only to be effective so long as Tenant remains in possession and control of the Premises to the exclusion of Landlord;

             (iii) the furnishing of an additional/new Security Deposit by Tenant in the amount of three (3) times the then-current monthly Base Rental, Operating Expense Rental and other rent payable hereunder.

          (b) "Adequate assurance of future performance" by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new Security Deposit in the amount of three (3) times the then-current Base Rental and Operating Expense Rental payable hereunder.

          (c) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed without further act or deed to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability.

          (d) Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of the Landlord under this Lease, whether or not expressly denominated as "rent", shall constitute "rent" for the purposes of Section 502(b)(6) of the Bankruptcy Code.

          (e) If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord (including Base Rental, Operating Expense Rental and other rent hereunder, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust by Tenant or Tenant's bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

          (f) It Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the Tenant, then notice of such proposed offer/assignment, setting forth (i) the name and address of such person or entity; (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Landlord to assure such person's or entity's future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assumption and assignment, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such persons or entity, less any brokerage commission which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

          (g) To the extent permitted by law, Landlord and Tenant agree that this Lease is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant within the meaning of Sections 365(c) and 365(e)(2) of the Bankruptcy Code.

     28. PEACEFUL ENJOYMENT. Tenant shall, and r-nay peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the rent and other sums herein recited to be paid by Tenant and performs all of Tenant's covenants and agreements herein contained. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord's interest hereunder.

     29. PARKING. Tenant and its employees and invitees shall have the non-exclusive right to use, in common with others, any parking areas associated with the Premises which Landlord has designated for such use, subject to (a) such reasonable rules and regulations as Landlord may promulgate from time to time and (b) rights of ingress and egress of other tenants and their employees, agents and invitees. Landlord shall not be responsible for enforcing Tenant's parking rights against third parties. If Exhibit "G" "Parking Agreement" is attached hereto, the rights of Tenant and its employees and invitees to use the parking areas within the Project are subject to the provisions of such exhibit. LANDLORD SHALL NOT REDUCE THE TOTAL NUMBER OF PARKING SPACES AVAILABLE TO TENANT DURING THE LEASE TERM.

     30.  REMOVAL OF PROPERTY AT EXPIRATION OF LEASE; HOLDING OVER.

          (a) Any and all alterations, additions, improvements, attached furniture, equipment, fixtures, and any unattached or movable equipment, furniture, trade fixtures or other personality which was acquired with funds provided by or on behalf of Landlord installed an or located in or around the Premises shall become the property of Landlord upon termination of this Lease. In addition, all other personal property which shall remain in the Premises for more than five (5) days following either the termination of this Lease or the entry of the Premises by Landlord following Tenant's default hereunder shall, at Landlord's option, become the property of Landlord. Landlord may, nonetheless, require Tenant to remove such fixtures, furniture, trade fixtures, equipment, improvements, alterations, additions and personal property, including but not limited to telephone, data, and/or network cabling, installed on or located in the Premises as are designated by Landlord (the "Required Removables") at Tenant's sole cost, IF LANDLORD NOTIFIES TENANT NO LATER THAN NINETY (90) DAYS PRIOR TO THE END OF THE TERM OR EXTENDED TERM IF THE RENEWAL OPTION IS EXERCISED. In the event that Landlord so elects, and Tenant fails to remove the Required Removables, Landlord may remove the Required Removables at Tenant's cost, and Tenant shall pay Landlord on demand, or Landlord may deduct from Tenant's Security Deposit, all costs incurred in removing, storing and/or disposing of the Required Removables. Landlord, at is sole option, shall inspect any and all alterations and repairs made by or on behalf of the Tenant. All costs associated with the inspection and testing of such alterations or repairs shall be reimbursed to Landlord by Tenant within ten (10) days of such demand. Notwithstanding the terms of this lease to the contrary, the terms of this paragraph shall survive the expiration or earlier termination of this Lease.

          (b) In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant's right of possession pursuant to Paragraph 24(b) hereof, Tenant shall become a Tenant at sufferance and, throughout the entire holdover period, Tenant shall pay rent equal to ONE HUNDRED FIFTY PERCENT the sum (or 150%) of the greater of (i) then current market rate or (ii) the sum of the Base Rental and Operating Expense Rental which would otherwise have been applicable had the term of this Lease continued through the period of such holding over by Tenant. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the term of this Lease shall be construed to extend the term of this Lease or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the term of the Lease. Tenant shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

     31. SUBORDINATION TO MORTGAGE. Tenant accepts this Lease subject and subordinate to any mortgage deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. This clause shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lion now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. The terms of this Lease are subject to approval by the Landlord's existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord's obligations hereunder. In the event that Tenant should fail to execute any subordination or other agreement required by this Paragraph promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant's name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable. TENANT'S SUBORDINATION TO THE INTERESTS OF ANY FUTURE LENDER IS CONTINGENT UPON THE LENDER ENTERING INTO A NONDISTURBANCE AGREEMENT WITH TENANT, IN A FORM SATISFACTORY TO SUCH LENDER, STATING THAT TENANT'S RIGHT TO THE CONTINUED USE AND POSSESSION OF THE PREMISES SHALL BE UNDER THAT SAME TERMS AND CONDITIONS AS SET FORTH IN THIS LEASE PROVIDED THAT AT SUCH TIME TENANT IS NOT IN DEFAULT OF ITS OBLIGATIONS HEREIN.

     32. ESTOPPEL CERTIFICATE. Tenant agrees periodically to furnish within ten (10) days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Land, or any interest of Landlord therein, a certificate signed by a Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications),
(b) as to the Commencement Date and the date through which Base Rental and estimated Operating Expense Rental have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date,
(e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) as to the amount of Rentable Area then occupied by Tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (j) the amount and nature of accounts payable to Landlord under terms of this Lease and (k) as to such other matters as may be requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Land or any part thereof or interest of Landlord therein.

     33. ATTORNEY'S FEES. In the event either party defaults in the performance of any of the terms of this Lease and the other party employs an attorney in connection therewith, the defaulting party agrees to pay the prevailing party's reasonable attorneys' fees.

     34. NOTICE. Any notice in this Lease provided for must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise in this Lease expressly provided, be given or be served by depositing the same in the United States mail, postage paid and certified with return receipt requested, or by prepaid telegram, when appropriate, addressed to the party to be notified at the address stated in this Lease or such other address notice of which has been given to the other party or by delivering the same in person to such party or an officer or partner of such party. Notice deposited in the mail in the manner hereinabove described shall be effective as of the date it is so deposited. Neither party hereto shall be required to send any notice, request, demand, consent, approval, or other communication required or permitted under this lease to more than two (2) other addresses in addition to the premises.

     35. SEVERABILITY. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

     36. RECORDATION. Tenant agrees not to record this Lease or any memorandum hereof.

     37. GOVERNING LAW. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State.

     38. FORCE MAJEURE. Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord.

     39. TIME OF PERFORMANCE. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

     40. TRANSFERS BY LANDLORD. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer AND PAYMENT OF THE SECURITY DEPOSIT TO SUCH TRANSFEREE, Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

     41. COMMISSIONS. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party COMMISSIONS PAYABLE UNDER THIS TRANSACTION SHALL BE PAID BY LANDLORD.

     42. JOINT AND SEVERAL LIABILITY. If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties.

     43. AUTHORITY. In the event Tenant is a corporation (including any form of professional association), partnership (general or limited), or other form of organization other than an individual, then each individual executing or attesting this Lease on behalf of Tenant hereby covenants, warrants and represents: (i) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (ii) that this Lease is binding upon Tenant; (iii) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the State; (iv) that upon request, Tenant will provide Landlord with true and correct copies of all organizational documents of Tenant, and any amendments thereto; and (v) that the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound. If Tenant is a corporation, Tenant will, prior to the Commencement Date, deliver to Landlord a copy of a resolution of Tenant's board of directors authorizing or ratifying the execution and delivery of this Lease, which resolution will be duly certified to Landlord's satisfaction by the secretary or assistant secretary of Tenant.

     44. FINANCIAL CONDITION OF TENANT. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for Its belief, based on its review of Tenant's financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements are true and correct in all material respects.

     45. EFFECT OF DELIVERY OF THIS LEASE. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, in the form attached hereto as EXHIBIT "F" executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord's mortgagee.

     46.  ENTIRE AGREEMENT.  This Lease Agreement, including the following
Exhibits:

     EXHIBIT "A" - Property Description
     EXHIBIT "B" - Outline and Location of Premises
     EXHIBIT "C" - Operating Expense Rental
     EXHIBIT "D" - Work Letter
     EXHIBIT "D-1" - Base Building Shell and Core Condition
     EXHIBIT "D-2" - Tenant Improvement Allowance
     EXHIBIT "D-3" - Landlord's Building Standard Material
     EXHIBIT "E" - Rules and Regulations
     EXHIBIT "G" - Option to Renew
     EXHIBIT "H" - Letter of Credit
     EXHIBIT "H-1" - Form of Demand Letter of Credit
     EXHIBIT "I" - Parking Agreement

constitute the entire agreement between the parties hereto with respect to the subject matter of this Lease. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease.

     47. NO PRESUMPTION AGAINST DRAFTER. Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be not inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

     48. WARRANTY WAIVER: EXCEPT AS SPECIFICALLY PROVIDED UNDER THIS LEASE, LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS, MAKE NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT, PROPERTY, BUILDING OR THE PREMISES OR ITS CONDITION. NO WARRANTY OF MATERIALS, WORKMANSHIP OR APPLIANCES HAS BEEN MADE OR IS EXPRESSED OR IMPLIED BY THIS LEASE. LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY OF HABITABILITY, GOOD AND WORKMANLIKE CONSTRUCTION, SUITABILITY, OF DESIGN OR FITNESS FOR A PARTICULAR PURPOSE AND EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY AS TO THE ENVIRONMENTAL CONDITION OF THE PROJECT, PROPERTY, BUILDING OR PREMISES AND THE PRESENCE OR CONTAMINATION BY HAZARDOUS MATERIALS. TENANT IS NOT RELYING ON ANY REPRESENTATIONS BY LANDLORD OR LANDLORD'S OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS. TENANT EXPRESSLY WAIVES, TO THE EXTENT ALLOWED BY LAW, ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT TENANT MIGHT OTHERWISE HAVE AGAINST LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS RELATING TO THE CONDITION OF THE PROJECT, PROPERTY, BUILDING OR PREMISES OR THE IMPROVEMENTS OR PERSONAL PROPERTY LOCATED THEREON OR THE PRESENCE IN OR CONTAMINATION OF THE PROJECT OR THE PREMISES BY HAZARDOUS MATERIALS.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

                                   LANDLORD:
                                   --------

                                   MONY/BDP Flex I, L.L.C., a Delaware
                                   limited liability corporation

                                   By:  Transwestern Investment Company,
                                        as agent


                                   /s/ Scott A. Tausu
                                   ---------------------------------------
                                   Name (print):  Scott A. Tausu
                                   Title:         SVP
ADDRESS:
-------

Transwestern Commercial Services
600 Grant Street
Suite 630
Denver, CO  80203
Attn:  Arapahoe Service Center 2

                                   TENANT:
                                   ------

                                   CAVION TECHNOLOGIES, INC., a Colorado
                                   corporation



                                   /s/ David J. Selina
                                   ---------------------------------------
                                   Name (print):  David J. Selina
                                   Title:         President/CEO
ADDRESS:
-------------------------